ANNEX B

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to the Stock Purchase Agreement (this “Amendment”), dated as of April 22, 2008, is entered into by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Danka Holding Company, a Delaware corporation (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement (as defined below).

WHEREAS, Purchaser, Parent and Seller are parties to that certain Stock Purchase Agreement, dated as of April 8, 2008 (the “Stock Purchase Agreement”); and

WHEREAS, upon the terms and subject to the conditions of this Amendment, Purchaser, Parent and Seller wish to amend the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to the Stock Purchase Agreement.

(a)	The amount of “$5,172,000” stated in Section 4.08(a) of the Stock Purchase Agreement shall be replaced with the following amount: “$5,161,827”.

(b)	The amount of “$5,172,000” stated in Section 5.05(c) of the Stock Purchase Agreement shall be replaced with the following amount: “$5,161,827”.

(c)	Section 6.11 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“The resolutions set forth in subsections (i) and (iii) of the Shareholder Resolutions shall have been approved by the shareholders of Parent in accordance with all applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Closing Date.”

(d)	Section 7.07 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“The resolutions set forth in subsections (i) and (iii) of the Shareholder Resolutions shall have been approved by the shareholders of Parent in accordance with all applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Closing Date.”

(e)	Section 11.01(e) of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(e) at any time by Seller or Purchaser after this Agreement has been submitted for a vote of the shareholders of Parent at the Parent Shareholder Meeting if the resolutions set forth in subsections (i) or (iii) of the Shareholder Resolutions shall not have been approved at such meeting (including any adjournment or postponement thereof); or”

(f)	The definition of “Closing Net Worth” in Section 12.01 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Closing Net Worth” means the assets of the Company, minus the liabilities of the Company as of the Closing Date, as reflected on the Closing Date Balance Sheet.”

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(g)	The definition of “Shareholder Resolutions” in Section 12.01 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Shareholder Resolutions” means the resolutions to be proposed at the Parent Shareholder Meeting to approve (i) the transactions contemplated by this Agreement, (ii) payment of the sum of $5,000,000 under the circumstances set forth in Section 11.02(b) (the “Termination Fee Resolution”); (iii) that Parent be wound up voluntarily; (iv) that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; (v) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in this Agreement (to the extent necessary); (vi) the remuneration of the joint liquidators; and (vii) the authorization of the joint liquidators to wind up the remaining subsidiaries of Parent. Approval of the resolutions set forth in subsections (i) and (iii) above shall be inter-conditional upon the other (provided that the resolutions set forth in subsections (ii), (iv), (v), (vi) and (vii) above shall not be a condition to Closing under Articles VI and VII). Each of the foregoing resolutions shall be passed in accordance with all applicable Laws and the articles of association of Parent.”

2.	No Other Amendments. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Stock Purchase Agreement, and the Stock Purchase Agreement is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms.

3.	Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

4.	Counterparts. This Amendment may be executed and delivered (including by electronic mail or facsimile transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:	/s/ SHARON UMHOEFER
Name:	Sharon Umhoefer
Title:	Vice President

DANKA HOLDING COMPANY

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Chief Executive Officer

DANKA BUSINESS SYSTEMS PLC

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Chief Executive Officer

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